EXHIBIT 99.1
CODE OF ETHICS FOR THE PRESIDENT AND CHIEF EXECUTIVE
OFFICER, THE CHIEF FINANCIAL OFFICER, AND THE CORPORATE
CONTROLLER OF ONCOTHYREON INC.
Introduction
This Code of Ethics is applicable to the Corporation’s principal executive officer, principal financial officer and controller (principal accounting officer), or any person performing similar functions. References in this Code of Ethics to the Corporation means Oncothyreon Inc. or any of its subsidiaries.
While we expect honest and ethical conduct in all aspects of Corporation business from all employees, we expect the highest possible standards from our Principal Executive Officer and the Senior Financial Executives. You are setting an example for other employees and we expect you to foster a culture of transparency, integrity and honesty. Compliance with this Code of Ethics and the Code of Business Conduct and Ethics is a condition to your employment and any violations will be dealt with severely and may include a termination of employment.
This Code is subject to modification. Any amendment to this Code must be approved in writing by the Corporation’s Board of Directors and disclosed pursuant to applicable laws.
I. Conflicts of Interest
A conflict of interest occurs when your private interests interfere, or appear to interfere, in any way, with the interests of the Corporation as a whole. A conflict situation can arise when you take action or have interests that may make it difficult for you to perform your work effectively. Conflicts of interest also arise when you, or a member of your family, receives improper personal benefits as a result of your position in the Corporation. Loans by the Corporation to, or guarantees by the Corporation of obligations of, any employees, officers, directors or any of their family members are likely to pose conflicts of interest, as are transactions of any kind between the Corporation and any other organization in which you or any member of your family have an interest.
Engaging in any conduct that represents a conflict of interest is prohibited. Further guidance and requirements concerning conflicts of interest are set forth in the Code of Business Conduct and Ethics.
As a Principal Executive Officer or a Senior Financial Executive of the Corporation, it is imperative that you avoid any investment, interest or association which interferes, might interfere, or might be thought to interfere, with your independent exercise of judgment in the Corporation’s best interest. Any potential conflicts of interests must be reported immediately to the Corporation’s legal counsel.

II. Accurate Periodic Reports
As you are aware, full, fair, accurate, timely and understandable disclosure in our periodic reports is required by SEC and other rules and is essential to the success of our business. Please exercise the highest standard of care in preparing such reports in accordance with the guidelines set forth below. Further requirements are set forth in the Code of Business Conduct and Ethics to which you are subject.
•	All Corporation accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.
•	All records must fairly and accurately reflect the transactions or occurrences to which they relate.
•	All records must fairly and accurately reflect in reasonable detail the Corporation’s assets, liabilities, revenues and expenses.
•	The Corporation’s accounting records must not contain any false or intentionally misleading entries.
•	No transactions will be intentionally misclassified as to accounts, departments or accounting periods.
•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.
•	No information will be concealed from the internal auditors or the independent auditors.
•	Compliance with Generally Accepted Accounting Principles and the Corporation’s system of internal accounting control over financial reporting is required at all times.
III. Compliance with Laws
You are expected to comply with both the letter and spirit of all applicable governmental rules and regulations. If you fail to comply with this Code of Ethics and applicable laws you will be subject to disciplinary measures, up to and including discharge from the Corporation. If you become aware of a violation of this Code of Ethics, we would encourage you to report such a violation to the Audit Committee in accordance with the approved complaint procedures.

Code of Ethics for the President and Chief Executive Officer, the Chief Financial
Officer, and the Corporate Controller
In my role as an executive of Oncothyreon Inc., I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.
To the best of my knowledge and ability:
1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.
2.	Any information I provide and distribute is always accurate, complete, objective, relevant, timely and understandable.
3.	I always comply with rules and regulations of all appropriate private and public regulatory agencies.
4.	I act in good faith, responsibly, with due care, competence and diligence without misrepresenting material facts or allowing my independent judgment to be subordinated.
5.	I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.
6.	I share knowledge and maintain skills important and relevant to the needs of the Company and all affected parties.
7.	I proactively promote ethical behaviour as a responsible partner among peers in my work environment.
8.	I achieve responsible use of and control over all assets and resources employed or entrusted to me.
I have received and read the Code of Ethics for the President and Chief Executive Officer, the Chief Financial Officer, and Corporate Controller and agree to abide by the policies summarized therein, as well as in the separate Code of Business and Ethics applicable to all employees, including me, and the principles and responsibilities noted above.

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